UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 26, 2005

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-7955	41-0950791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Credit Agreement

            On May 26, 2005, Mentor Corporation  ("Mentor") entered into a Credit Agreement (the "Credit Agreement") with Bank of the West, as administrative agent, swing line lender, and letter of credit issuer (the "Administrative Agent"), Union Bank of California, N.A., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and certain lenders from time to time parties thereto (the "Lenders").

            The Credit Agreement provides Mentor with a $200 million senior revolving credit facility, subject to a $20 million sublimit for the issuance of standby and commercial letters of credit, a $10 million sublimit for swing line loans and $50 million alternative currency sublimit.  At the election of Mentor, the aggregate maximum principal amount available for borrowings under the Credit Agreement may be increased by up to an additional $50 million.  Funds under the Credit Agreement are available to Mentor to finance permitted acquisitions, stock repurchases up to certain dollar limitations and other general corporate purposes.  As of the date of this Current Report, there were no borrowings outstanding under the Credit Agreement.

            Interest on borrowings (other than swing line loans) under the Credit Agreement is at a variable rate that is calculated, at Mentor's option, at either the prime lending rate of the Administrative Agent (the "Prime Rate"), or LIBOR plus an additional percentage that varies depending on Mentor's senior leverage ratio (as defined in the Credit Agreement) at the time of the borrowing (based on Mentor's current senior leverage ratio, this additional percentage would be 1%).  Swing line loans bear interest at the Prime Rate.  Interest is payable by Mentor at least quarterly and on the last day of the respective interest period for loans based on LIBOR.

            In addition, Mentor paid certain fees to the Administrative Agent and the Lenders upon entry into the Credit Agreement, and Mentor will be obligated to pay, over the term of the Credit Agreement, an unused commitment fee based on Mentor's senior leverage ratio and the total revolving commitments made available to Mentor by the Lenders.  Fees are payable quarterly in arrears to the Administrative Agent for the ratable benefit of each Lender.

            Borrowings by Mentor under the Credit Agreement are guaranteed, pursuant to the terms of a Guaranty attached as Exhibit E to the Credit Agreement, by two of Mentor's wholly-owned domestic subsidiaries, Mentor Texas L.P., and Mentor Minnesota, Inc., in favor of the Administrative Agent for the benefit of the Lenders.  In addition, borrowings under the Credit Agreement are secured by a pledge of 100% of the outstanding capital stock of two of Mentor's wholly-owned domestic subsidiaries, Mentor International Holdings Alpha, Inc., and Mentor International Holdings Beta, Inc., and by 65% of the outstanding capital stock of one of Mentor's French subsidiaries, Porges, S.A., all pursuant to the terms and conditions of a Pledge Agreement, the form of which is attached as Exhibit B to the Credit Agreement.

            The Credit Agreement imposes certain financial and operational restrictions on Mentor and its subsidiaries, including financial covenants that require Mentor to maintain a maximum consolidated funded debt leverage ratio of not greater than 4.00 to 1.00, a senior funded debt ratio of not greater than 2.50 to 1.00, minimum quarterly EBITDA and a minimum fixed charge ratio of greater than 1.25 to 1.00.  The covenants also restrict Mentor's ability, among other things, to make certain investments, incur certain types of indebtedness or liens, dispose of assets in excess of $25 million, make acquisitions in excess of $20 million (except in compliance with certain criteria), pay dividends or repurchase shares of its common stock above specified thresholds, and make other distributions, except in certain limited circumstances.  The Credit Agreement also contains customary events of default, including payment defaults, material inaccuracies in its representations and warranties, covenant defaults, bankruptcy and involuntary proceedings, monetary judgment defaults in excess of specified amounts, cross-defaults to certain other agreements, change of control, and ERISA defaults.  If an event of default occurs and is continuing, the commitments under the Credit Agreement may be terminated and the principal amount and all accrued but unpaid interest and other amounts owed thereunder may be declared immediately due and payable.  In addition, if at any time the ratio of Mentor's total funded debt to adjusted EBITDA equals or exceeds 2.50 to 1.00, then Mentor is obligated to grant to the Lenders a first priority perfected security interest the domestic assets of Mentor and certain of its domestic subsidiaries, pursuant to the terms of a Security Agreement, which is attached as Exhibit G to the Credit Agreement.

            The description set forth above is qualified by the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated herein by this reference.

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Director's Compensation

On May 26, 2005, the Compensation Committee of the Board of Directors of Mentor Corporation (the "Company") approved a modification to the Company's compensation arrangement for its non-employee director Chairman of the Board, Joseph E. Whitters.  As a result of this change, effective June 1, 2005, a non-employee director serving as Chairman of the Board of the Company will receive a quarterly fee of $37,500, for a total annual fee of $150,000.

Item 9.01        Exhibits

Exhibit No.	Exhibit Title or Description

99.1	Credit Agreement, dated May 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mentor Corporation

Date: June 1, 2005	By:	/s/ Joshua H. Levine
Joshua H. Levine Chief Executive Officer

Date: June 1, 2005	By:	/s/ Loren L. McFarland
Loren L. McFarland Chief Financial Officer
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